Exhibit 3.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:25 PM 08/17/2007
FILED 06:24 PM 08/17/2007
SRV 070935555 - 2103295 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMUNICATION INTELLIGENCE CORPORATION

It is hereby certified that:

1.             The name of the corporation is Communication Intelligence Corporation {hereinafter called the “Corporation”}.

2.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking paragraph (a) of the Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH:  The total number of shares which the Corporation shall have authority to issue is 165,000,000 of which 155,000,000 shares shall be Common Stock, par value $0.01 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.01 per share.”

The balance of Article Fourth shall remain unchanged.

3.             This amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.             This Certificate of Amendment shall be effective as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Guido DiGregorio, its Chairman and Chief Executive Officer, this 17th day of August, 2007.

COMMUNICATION INTELLIGENCE
CORPORATION

Guido DiGregorio
02:23:29 PM 08-17-2007 (07:00 GMT)
/s/ Guido DiGregorio
By: Guido DiGregorio
Chairman and Chief Executive Officer